Exhibit 10.18

April 18, 2000

Mr. John Chiang
Enburg Food (Mfg.) Company, Ltd.
No. 6 Kai Shiah Road
Chung Li Industrial Area Zone
Chung Li City, Taiwan R.O.C.

Dear John:

As we've discussed, the purpose of this letter (hereinafter, this "Agreement") is to put into writing the mutually beneficial working relationship that we've enjoyed together for so many years, which we both expect to continue on for many years to come. The terms of our agreement, consistent with the manner in which we have been operating, are as follows:

  Enburg Food (Mfg.) Company, Ltd. ("Enburg"), Suzhow Mega Foods Co, Ltd., Enburg Food Thai Co., Ltd., John Chiang and Janet Chiang (collectively with Enburg, the "Enburg Group") agree to manufacture and package for Topps the products listed on Exhibit A attached hereto, which list may be amended from time to time (collectively, the "Products").

  The Products shall be manufactured according to Topps formula and specifications, at prices consistent with historical pricing charged by The Enburg Group (provided that nothing significantly affects any factor of costs), and on other terms consistent with the parties current practices.

  Topps shall not outsource to a third party any of its production requirements for any of the Products as long as the Enburg Group has the capability of producing such Product and the prices charged by the Enburg Group to Topps are arrived at in a manner consistent with historical pricing charged by Enburg to Topps. In turn, the Enburg Group agrees that it shall not (a) engage in the manufacture, production or sale of the Products or other deposited candy items similar to Products to or for any third party (other than for, or pursuant to a license from Topps) during the term of this Agreement or (b) use any of Topps trademarks or those confusingly similar to Topps trademarks, either during or after the term of this Agreement, unless permitted to do so under a written License Agreement with Topps. In addition the Enburg Group agrees to cooperate with Topps in good faith to develop new products, as it has done in the past. At all times, the Enburg Group shall continue to use utmost good faith in calculating prices and providing production capacity and shall not manipulate prices to defeat the purpose or spirit of this Agreement.

Mr. John Chiang Enburg Food (Mfg.) Company, Ltd.	April 18, 2000 Page 2

  Nothing contained in this Agreement should restrict or prohibit Topps from manufacturing any products for itself.

  Topps grants to the Enburg Group a non-exclusive license, for the duration of this Agreement, to sell the articles set forth on Exhibit B (hereinafter, the Licensed Products), in the manner and form approved by Topps under this Agreement. The license shall extend to Licensed Products packaged in the native language of, and sold for consumption in, the following countries: China, Taiwan, Thailand (hereinafter, the "Territory"). The Enburg Group agrees that it shall not ship the Licensed Products anywhere outside of the Territory, unless so directed by Topps, and that Enburg's failure to abide by this provision shall entitle Topps to terminate this Agreement immediately.

  The Enburg Group shall pay to Topps a royalty, as set forth on Exhibit B, on net sales of all Licensed Products. The royalty shall be paid quarterly, simultaneously with delivery of a quarterly sales report, within thirty (30) days of the close of each quarter. All payments by the Enburg Group shall be made in U.S. dollars.

  The Enburg Group agrees that it shall not sell any of the Licensed Products pursuant to paragraph 4 hereof, without the prior approval of Topps, such approval not to be unreasonably withheld. The Enburg Group shall furnish five (5) final samples of each Licensed Product to Topps for such approval.

  This Agreement shall begin on the date of execution and shall continue thereafter in perpetuity, unless either party gives the other party thirty-six (36) months notice that at the end of such thirty-six (36)-month period, it wishes to change any of the terms or conditions upon which the parties currently operate or terminate the Agreement. In the event that either party gives such notice pursuant to this paragraph 7, the requested change in terms or conditions or the termination of the Agreement shall be effective thirty-six months after the date of such notice, provided that any change in terms or conditions shall only be effective if agreed to by both parties in writing.

  Each party shall keep confidential and not utilize (other than in connection with this Agreement) any trade secrets or business information it learns about the other, except for: (a) information already known to the receiving party; (b) information in the public domain, including information generally known in the confectionery industry; (c) information subsequently developed or learned by the receiving party independent of receiving it from the other; and (d) information required by law to be disclosed. The Enburg Group acknowledges that Topps is the owner of all right, title and interest to rights to the trademarks, tradenames, and service marks used in connection with the Products (including the Licensed Products), and that all ownership, copyrights, and other intellectual property rights in the Products (including the Licensed Products) shall vest exclusively with Topps. All Products (including the Licensed Products) shall bear the following copyright and trademark notices:

Mr. John Chiang Enburg Food (Mfg.) Company, Ltd.	April 18, 2000 Page 3
Copyright:	© [year of initial distribution] The Topps Company, Inc. All Rights Reserved.
Trademark:	[trademark] is a trademark of The Topps Company, Inc.

  The Enburg Group does hereby indemnify and agrees to save and hold Topps, and its officers, directors, shareholders, employees, and agents harmless of and from any and all liability, claims, causes of action, suits, losses, damages, and expenses for which they or any of them may become liable, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by the Enburg Group in connection with Enburg's performance of this Agreement, or in connection with the manufacture, distribution, offer for sale, sale, or promotion of the Products, including the Licensed Products.

  Topps is hereby granted a right of first refusal on the purchase of Enburg, Suzhow Mega Foods Co., Ltd. and Enburg Food Thai Co. Ltd. and any other company or facility owned by any member of the Enburg Group which manufactures confectionery products (collectively, the "Enburg Companies") should any of the Enburg Companies desire to sell any of the manufacturing plants or any of the material equipment used in the manufacture of products for Topps (the "Enburg Assets"). That is, in the event any offer acceptable to any of the Enburg Companies or the Enburg Group has been made by a third party to acquire any of the Enburg Companies or any Enburg Assets, such Enburg Company or member of the Enburg Group shall promptly notify Topps and Topps shall have the right, for a period of 60 days after such notice, to notify Enburg that it will match the offer. Topps will then have 90 days to consummate the transaction. Neither any of the Enburg Companies nor the Enburg Assets may be sold to a third party unless Topps fails to provide notice that it will match the price within the 60-day period, or Topps fails to consummate the transaction within the subsequent 90-day period, unless such failure was to due to events outside of Topps reasonable control.

  This Agreement may not be assigned by either party without the written consent of the other. All notices required to be delivered hereunder shall be in writing and delivered by certified or registered mail, or by overnight carrier with proof of delivery. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of law. Enburg and each member of the Enburg Group hereby consents to the jurisdiction of the courts of the State of New York and any Federal court located in the State of New York.

Mr. John Chiang Enburg Food (Mfg.) Company, Ltd.	April 18, 2000 Page 4

If the above accurately reflects our agreement, please so indicate by signing both copies of this letter and returning one original to me.

With best regards /s/ Arthur T. Shorin Arthur T. Shorin
ACCEPTED AND AGREED TO: ENBURG FOOD (MFG.) COMPANY, LTD. By: /s/ John Chiang John Chiang	SUZHOW MEGA FOODS CO., LTD. By: /s/ John Chiang John Chiang
ENBURG FOOD THAI CO., LTD. By: /s/ John Chiang John Chiang	By: /s/ John Chiang John Chiang

Mr. John Chiang Enburg Food (Mfg.) Company, Ltd.	April 18, 2000 Page 5

EXHIBIT A

PUSH POP

RING POP

FLIP POP

KLIP POP

BABY BOTTLE POP

Mr. John Chiang Enburg Food (Mfg.) Company, Ltd.	April 18, 2000 Page 6

EXHIBIT B

Articles	Territory	Royalty

Push Pop, Ring Pop, Klip Pop, Flip Pop and Baby Bottle Pop manufactured by the Enburg Group [but which are not of the quality required by Topps for its own sales] but must nevertheless comply with all applicable laws and regulations of the country in which they are sold.

	China, Taiwan, Thailand	TBD
Push Pop, Bottle Pop	China	TBD